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YOU ON DEMAND HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

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YOU ON DEMAND HOLDINGS, INC.
27 Union Square, West Suite 502
New York, New York  10003
212-206-1216

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is first being mailed on or about _____ __, 2013, to the holders of record of the outstanding common stock, $0.001 par value per share (the “Common Stock”), of YOU On Demand Holdings, Inc., a Nevada corporation (the “Company”), as of the close of business on April 12, 2013  (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  This Information Statement relates to a written consent in lieu of a meeting, dated April 12, 2013, (the “Written Consent”) of shareholders of the Company owning at least a majority of the outstanding shares of Common Stock as of the Record Date (the “Majority Shareholders”).  Except as otherwise indicated by the context, references in this Information Statement to “Company,” “we,” “us” or “our” are references to YOU On Demand Holdings, Inc.

The Written Consent (i) approved the “negative clawback” provisions contained in Section 8.6 of that certain Securities Purchase Agreement, dated August 30, 2012, by and among the Company, Chardan Capital Markets, LLC and the investors signatory thereto (the “SPA”), (ii) approved the anti-dilution provisions contained in Section 9(c) of the warrants, dated August 30, 2012, issued to the investors signatory to the SPA (collectively, the “Warrants”), (iii) approved the provisions regarding adjustments to the conversion price of the Company’s Series C Preferred Stock as set forth in Section 6(a) of the Certificate of Designation of Series C Preferred Stock (the “Series C COD”), and (iv) approved an amendment to Section 3(a)(i) of that certain Convertible Promissory Note, dated May 10, 2012, as amended on May 21, 2012 (the “Note”), issued by the Company to Mr. Shane McMahon, to remove the $4.75 floor imposed on the conversion price of the Note following a financing.

The Written Consent constitutes the consent of a majority of the total number of shares eligible to vote on matters submitted to a vote of holders of our Common Stock and is sufficient under the Nevada Revised Statutes and our bylaws to approve each of the matters set forth therein.  Accordingly, the matters approved in the Written Consent are not currently being submitted to our other shareholders for a vote.  The action taken by Written Consent will become effective approximately 20 days after the filing of this Information Statement (the “Effective Date”).

This is not a notice of a meeting of shareholders and no shareholders’ meeting will be held to consider the matters described herein.  This Information Statement is being furnished to you solely for the purpose of informing you of the matters described herein pursuant to Section 14(c) of the Exchange Act and the regulations promulgated thereunder, including Regulation 14C.

By Order of the Board of Directors,

Marc Urbach
President

GENERAL INFORMATION

This Information Statement is being first mailed on or about _____ __, 2013 to our shareholders by our Board of Directors to provide material information regarding corporate actions that have been approved by the Written Consent of the Majority Shareholders.

Only one copy of this Information Statement is being delivered to two or more shareholders who share an address unless we have received contrary instruction from one or more of such shareholders.  We will promptly deliver, upon written or oral request, a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered.  If you would like to request additional copies of the Information Statement, if in the future you would like to receive multiple copies of information statements, proxy statements or annual reports, or if you are currently receiving multiple copies of these documents and would like to receive only a single copy, please so instruct us by calling or writing to our corporate secretary at the Company’s executive offices at the telephone number or address specified above.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF CORPORATE ACTIONS TAKEN BY THE MAJORITY SHAREHOLDERS.

The entire cost of furnishing this Information Statement will be borne by the Company.  We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.

AUTHORIZATION BY THE BOARD OF DIRECTORS
AND THE MAJORITY SHAREHOLDERS

Under the Nevada Revised Statutes and our bylaws, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by shareholders holding at least a majority of the voting power.

On the Record Date, we had (i) 14,819,691 shares of Common Stock issued and outstanding, with the holders thereof being entitled to cast one vote per share, and (ii) 7,000,000 shares of Series A Preferred Stock issued and outstanding, with holders thereof being entitled to cast ten (10) votes for every share of Common Stock that is issuable upon conversion of a share of Series A Preferred Stock (each share of Series A Preferred Stock is convertible into 0.1333 shares of Common Stock).  Each shareholder is entitled to one vote per share of Common Stock on any matter that may properly come before the shareholders.

CONSENTING SHAREHOLDERS

On April 12, 2013, shareholders holding a majority of our outstanding voting securities consented in writing to the approval of the matters set forth herein.  The approvals by the Majority Shareholders will be effective following the expiration of the 20-day period mandated by Rule 14c-2.

PROPOSALS BY SHAREHOLDERS

No shareholder entitled to vote has transmitted any proposal to be acted upon by the Company.

DISSENTERS’ RIGHTS

Under the Nevada Revised Statutes, holders of our Common Stock are not entitled to dissenters’ rights of appraisal with respect to the Written Consent.

APPROVAL OF THE “NEGATIVE CLAWBACK” PROVISIONS CONTAINED IN SECTION 8.6 OF THE AUGUST 30, 2012 SPA

On August 30, 2012, the Company entered into the SPA with certain investors (the “Investors”) pursuant to which the Company offered the Investors the option to purchase either (i) Class A Units (each, a “Class A Unit”), with each Class A Unit Consisting of one share of the Company’s common stock and (b) a Warrant, or (ii) Class B Units (each, a “Class B Unit”), with each Class B Unit consisting of (x) one share of the Company’s Series C Preferred Stock and (y) a Warrant.  Pursuant to Section 8.6 of the SPA, the Company agreed to a negative clawback  provision (the “Negative Clawback”).  Under the Negative Clawback,  if at any time after the closing the Company consummates an underwritten public offering (a “Subsequent Public Financing”) with respect to the purchase and sale of common stock or preferred stock (collectively, “Additional Securities”) of the Company resulting in a price per share of such Additional Securities (after giving effect to the conversion of any preferred stock to be issued in the Subsequent Public Financing) of less than $4.00 (the “Public Financing Price”), then, simultaneously with the closing of such Subsequent Public Financing, the Company shall be obligated to issue to each Investor of Class A Units only, for no additional consideration, that number of Common Shares as is equal to (i) the number of Common Shares that would have been issuable to such  Class A Investor at closing if the Per Unit Purchase Price were equal to the greater of (A) the Public Financing Price and (B) $2.50, minus  (ii) the number of Common Shares issued to the Class A Investor at the closing.  In addition, the Company agreed that it may not consummate a Subsequent Public Financing where the Public Financing Price is below $2.50, without the prior written consent or affirmative vote of Investors representing a majority of the units sold pursuant to the SPA.

Pursuant to the SPA, the Negative Clawback is not effective until such provision is approved by a majority of the Company’s stockholders.  On April 12, 2013, the Majority Shareholders approved the Negative Clawback, and such approval will be effective following the expiration of the 20-day period mandated by Rule 14c-2.

On December 19, 2012, the Company closed a public offering of 1,800,000 shares of Common Stock at a per share price of $1.50 (the “Offering”).  The approval from the Majority Stockholders is retroactive to the Offering.  Accordingly, pursuant to the terms of the Negative Clawback, the Investors and the placement agent on the August 30, 2012 private placement will be entitled to receive an aggregate of 436,238 additional shares of Common Stock.

APPROVAL OF THE ANTI-DILUTION PROVISIONS CONTAINED IN SECTION 9(C) OF THE AUGUST 30, 2012 WARRANTS

In connection with the closing of the transactions contemplated by the SPA, the Company issued an aggregate of 977,063 Warrants to the Investors and the placement agent for the transaction.  Pursuant to Section 9(c) of the Warrants, if the Company, at any time after the closing, sells or grants any option to purchase, or sells or grants any right to reprice, or otherwise disposes of or issues, any common stock or any securities convertible or exercisable into common stock, (except for certain exempt issuances set forth in the Warrant), at an effective price per share that is lower than the exercise price of the Warrants, then the exercise price shall be reduced, concurrently with such issue, to the consideration per share received by the Company for such issue.

Pursuant to the Warrant, the provision regarding adjustment to the exercise price of the Warrants for subsequent issuances as set forth in Section 9(c) shall not be effective until such provision is approved by a majority of the Company’s stockholders.  On April 12, 2013, the Majority Shareholders approved the provisions of Section 9(c) of the Warrant, and such approval will be effective following the expiration of the 20-day period mandated by Rule 14c-2.

As the approval from the Majority Stockholders is retroactive to the Offering, the exercise price of the Warrants will be $1.50 upon effectiveness of such approval.

APPROVAL OF AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO APPROVE THE PROVISIONS REGARDING ADJUSTMENTS TO THE CONVERSION PRICE OF THE COMPANY’S SERIES C PREFERRED STOCK

In connection with the closing of the transactions contemplated by the SPA, the Company issued an aggregate of 250,000 shares of Series C Preferred Stock to certain Investors.  Pursuant to Section 6(a) of the Series C COD filed with the Secretary of State of the State of Nevada, each share of Series C Preferred Stock is convertible, at any time at the option of the holder, into such number of shares of common stock equal to the product of (i) the number of shares of Series C Preferred Stock to be converted, multiplied by (ii) $4.00, and divided by (iii) the conversion price, which is equal to the lesser of (x) $4.00 and (y) the price per share paid by investors in a Subsequent Public Financing; provided, however, that the conversion price shall not, in any event, be less than $2.50.

Pursuant to the Series C COD, the provision regarding adjustment to the conversion price of the Series C Preferred Stock for subsequent issuances as set forth in Section 6(a) of the Series C COD will not be effective until such provision is approved by a majority of the Company’s stockholders.  April 12, 2013, the Majority Shareholders approved the provisions of Section 9(c) of the Series C COD, and such approval will be effective following the expiration of the 20-day period mandated by Rule 14c-2.

As the approval from the Majority Stockholders is retroactive to the Offering, the conversion price of the Series C Preferred Stock will be $2.50 upon effectiveness of such approval.

APPROVAL OF AN AMENDMENT TO SECTION 3(a)(i) OF THAT CERTAIN CONVERTIBLE PROMISSORY NOTE, DATED MAY 10, 2012, AS AMENDED ON MAY 21, 2012.

On May 10, 2012, our Chairman and Chief Executive Officer, Mr. Shane McMahon, made a loan to the Company in the amount of $3,000,000.  In consideration for the loan, the Company issued a convertible note to Mr. McMahon in the aggregate principal amount of $3,000,000 (the “Note”).  Upon issuance, the conversion price of the Note was equal to the price per share paid for securities by investors in the most recent financing (as of the date of conversion) of equity or equity-linked securities of the Company.  Thereafter, on May 21, 2012, at the Company’s request, the Company and Mr. McMahon entered into Amendment No. 1 to the Note, pursuant to which the price per share at which the Note, or any convertible Securities into which the Note is converted, may be converted into shares of the Company’s common stock, shall not be less than $4.75, which amount represents the closing bid price of the Company’s common stock on the trading day immediately prior to the date of the Note in accordance with the rules and regulations of The Nasdaq Stock Market, Inc.

On April 12, 2013, the Majority Shareholders approved an amendment to Section 3(a)(i) of the Note, as amended on May 21, 2012, to remove the $4.75 floor to the conversion price of the Note as set forth in Appendix B hereto, and such approval and such amendment will be effective following the expiration of the 20-day period mandated by Rule 14c-2.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis should be read in conjunction with our financial statements and the notes thereto and the other financial information appearing elsewhere in this information statement.

In addition to historical information, this information statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We use words such as “believe,” “expect,” “anticipate,” “project,” “target,” “plan,” “optimistic,” “intend,” “aim,” “will” or similar expressions which are intended to identify forward-looking statements. Such statements include, among others, those concerning market and industry segment growth and demand and acceptance of new and existing products or services; any projections of sales, earnings, revenue, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; uncertainties related to conducting business in China, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, and without limitation those identified in Item 1A, “Risk Factors” included herein, as well as assumptions, which, if they were to ever materialize or prove incorrect, could cause the results of the Company to differ materially from those expressed or implied by such forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements.  Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this report to conform our prior statements to actual results or revised expectations.

Overview

We operate in the Chinese media segment, through our Chinese subsidiaries and VIEs, (1) a business which provides integrated value-added service solutions for the delivery of VOD and enhanced premium content for cable providers and (2) a cable broadband business based in the Jinan region of China.

Through our VIE, Sinotop, and it’s 80% owned operating joint venture Zhong Hai Video, we provide integrated value-added service solutions for the delivery of  VOD, and enhanced premium content for cable providers. Zhong Hai Video's revenue will be derived primarily from a VOD model, consisting of a fee to view movies, popular titles and live events.  At year end our VOD product was implemented on a limited basis for testing.  Our full product launch occurred in conjunction with the Chinese New Year during our first quarter of 2013.  Full roll out of our video on demand products began in the first quarter of 2013.

Through our VIE, Jinan Broadband, we provide cable and wireless broadband services, principally internet services, Internet Protocol Point wholesale services, related network equipment rental and sales, and fiber network construction and maintenance. Jinan Broadband’s revenue consists primarily of sales to our PRC-based internet consumers, cable modem consumers, business customers and other internet and cable services.

Through Shandong Media, we operate our publishing business, which includes the distribution of periodicals, the publication of advertising, the organization of public relations events, the provision of information related services, copyright transactions, the production of audio and video products, and the provision of audio value added communication services. Shandong Media's revenue consists primarily of sales of publications and advertising revenues. The Company has deconsolidated the net assets of Shandong Media as of July 1, 2012 and accounts for the remaining 30% interest in Shandong Media by the equity method.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

•
Growth in the Chinese Economy. We operate in China and derive all of our revenues from sales to customers in China. Economic conditions in China, therefore, affect virtually all aspects of our operations, including the demand for our products, the availability and prices of our supplies and our other expenses. China has experienced significant economic growth, achieving an average annual growth rate of approximately 10% in gross domestic product from 1996 through 2011. China is expected to experience continued growth in all areas of investment and consumption, even in the face of a global economic recession. However, China has not been entirely immune to the global economic slowdown and is experiencing a slowing of its growth rate.

•
PRC Economic Stimulus Plans. The PRC government has issued a policy entitled “Central Government Policy On Stimulating Domestic Consumption To Counter The Damage Result From Export Business Of The Country,” pursuant to which the PRC Central Government is dedicating approximately $580 billion to stimulate domestic consumption. Companies that are either directly or indirectly related to construction, and to the manufacture and sale of building materials, electrical household appliances and telecommunication equipment, are expected to benefit. We could potentially benefit if the stimulus plan injects funds into cable infrastructure allowing access to our PPV network.

•
Deployment of Value-added Services. To augment our product offerings and create other revenue sources, we work with strategic partners to deploy value-added services to our cable customers. Value-added services, including but not limited to the synergies created by the additions of our new assets, will become a focus of revenue generation for our company. No assurance can be made that we will add other value-added services, or if added, that they will succeed.

Taxation

United States

YOU On Demand Holdings, Inc. is subject to United States tax at a tax rate of 34%. No provision for income taxes in the United States has been made as YOU On Demand Holdings, Inc. had no income taxable in the United States.

Cayman Islands

CB Cayman was incorporated in the Cayman Islands. Under the current law of the Cayman Islands, it is not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

Hong Kong

Our subsidiary, Sinotop Hong Kong, was incorporated in Hong Kong and under the current laws of Hong Kong, is subject to Profits Tax of 16.5%. No provision for Hong Kong Profits Tax has been made as Sinotop Hong Kong has no taxable income.

The People’s Republic of China

Under the EIT Law, our Chinese subsidiaries and VIEs are subject to an earned income tax of 25.0%.

Our future effective income tax rate depends on various factors, such as tax legislation, the geographic composition of our pre-tax income and non-tax deductible expenses incurred. Our management carefully monitors these legal developments to determine if there will be any change in the statutory income tax rate.

Consolidated Results of Operations

Comparison of Years Ended December 31, 2012 and 2011

In order to provide a more meaningful comparison of our financial results, our presentation of the Company’s Consolidated Results of Operations utilizes Pro Forma 2012 and 2011 financial information to exclude the impact of Shandong Media which was deconsolidated effective July 1, 2012 (See Note 11 to the audited financial statements included in this report for more information regarding the Deconsolidation of Shandong Media).

	Pro Forma Comparisons
	Year Ended
	As Reported	Shandong Media	Pro Forma
	December 31,	6 months	December 31,
	2012		2012
			(excluding Shandong Media)

Revenue	$6,873,000	$1,696,000	$5,177,000
Cost of revenue	7,083,000	1,229,000	5,854,000
Gross profit (loss)	(210,000)	467,000	(677,000)

Operating expense:
Selling, general and administrative expenses	10,811,000	717,000	10,094,000
Professional fees	1,345,000	-	1,345,000
Depreciation and amortization	4,083,000	58,000	4,025,000
Impairments of long-lived assets	840,000	-	840,000
Total operating expense	17,079,000	775,000	16,304,000

Loss from operations	(17,289,000)	(308,000)	(16,981,000)

Interest & other income / (expense)
Interest income	9,000	-	9,000
Interest expense	(79,000)	-	(79,000)
Right to purchase expense	(44,000)	-	(44,000)
Cost of reset provision	(659,000)	-	(659,000)
Change in fair value of warrant liabilities	647,000	-	647,000
Change in fair value of contingent consideration	1,313,000	-	1,313,000
Gain on investment in unconsolidated entities	68,000	-	68,000
Loss on investment write-off	(95,000)	-	(95,000)
Loss on write-off of uncollectible loans	(514,000)	(473,000)	(41,000)
Gain on deconsolidation of Shandong Media	142,000	-	142,000
Other	(140,000)	-	(140,000)

Loss before income taxes and noncontrolling interests	(16,641,000)	(781,000)	(15,860,000)

Income tax benefit	353,000	9,000	344,000

Net loss	(16,288,000)	(772,000)	(15,516,000)

Net loss attributable to noncontrolling interests	2,074,000	386,000	1,688,000

Net loss attributable to YOU On Demand shareholders	$(14,214,000)	$(386,000)	$(13,828,000)

Deemed dividends on preferred stock	(924,000)	-	(924,000)

Net loss attributable to YOU on Demand common shareholders	$(15,138,000)	$(386,000)	$(14,752,000)

	Pro Forma Comparisons
	Year Ended
	As Reported	Shandong Media	Pro Forma
	December 31,	12 months	December 31,
	2011		2011
			(excluding Shandong Media)

Revenue	$7,868,000	$2,993,000	$4,875,000
Cost of revenue	5,526,000	2,159,000	3,367,000
Gross profit	2,342,000	834,000	1,508,000

Operating expense:
Selling, general and administrative expenses	8,801,000	1,306,000	7,495,000
Professional fees	2,115,000	5,000	2,110,000
Depreciation and amortization	4,424,000	110,000	4,314,000
Impairments of long-lived assets	244,000	-	244,000
Total operating expense	15,584,000	1,421,000	14,163,000

Loss from operations	(13,242,000)	(587,000)	(12,655,000)

Interest & other income / (expense)
Interest income	11,000	-	11,000
Interest expense	(2,000)	-	(2,000)
Stock purchase right	(194,000)	-	(194,000)
Change in fair value of contingent consideration	3,000	-	3,000
Loss on investment in unconsolidated entities	(14,000)	-	(14,000)
Gain on deconsolidation of AdNet	470,000	-	470,000
Other	(44,000)	(2,000)	(42,000)

Loss before income taxes and noncontrolling interests	(13,012,000)	(589,000)	(12,423,000)

Income tax benefit	370,000	95,000	275,000

Net loss	(12,642,000)	(494,000)	(12,148,000)

Net loss attributable to noncontrolling interests	1,372,000	247,000	1,125,000

Net loss attributable to YOU On Demand shareholders	$(11,270,000)	$(247,000)	$(11,023,000)

The following table sets forth key components of our results of operations. As noted above, the table shows a Pro Forma 2012 and 2011 which excludes the impact of Shandong Media.

	Year Ended
	December 31,	December 31,	Amount	%
	2012	2011	Change	Change
	(Pro Forma)	(Pro Forma)

Revenue	$5,177,000	$4,875,000	$302,000	6%
Cost of revenue	5,854,000	3,367,000	2,487,000	74%
Gross (loss) profit	(677,000)	1,508,000	(2,185,000)	-145%

Operating expense:
Selling, general and administrative expenses	10,094,000	7,495,000	2,599,000	35%
Professional fees	1,345,000	2,110,000	(765,000)	-36%
Depreciation and amortization	4,025,000	4,314,000	(289,000)	-7%
Impairments of long-lived assets	840,000	244,000	596,000	244%
Total operating expense	16,304,000	14,163,000	2,141,000	15%

Loss from operations	(16,981,000)	(12,655,000)	(4,326,000)	34%

Interest & other income / (expense)
Interest income	9,000	11,000	(2,000)	-18%
Interest expense	(79,000)	(2,000)	(77,000)	3,850%
Stock purchase right	(44,000)	(194,000)	150,000	-77%
Cost of reset provision	(659,000)	-	(659,000)	-
Change in fair value of warrant liabilities	647,000	-	647,000	-
Change in fair value of contingent consideration	1,313,000	3,000	1,310,000	43667%
Gain on investment in unconsolidated entities	68,000	(14,000)	82,000	-586%
Loss on investment write-off	(95,000)	-	(95,000)	-
Loss on write-off of uncollectible loans	(41,000)	-	(41,000)	-
Gain on deconsolidation of Shandong Media	142,000	-	142,000	-
Gain on disposal of AdNet	-	470,000	(470,000)	-100%
Other	(140,000)	(42,000)	(98,000)	233%

Loss before income taxes and noncontrolling interests	(15,860,000)	(12,423,000)	(3,437,000)	28%

Income tax benefit	344,000	275,000	69,000	25%

Net loss	(15,516,000)	(12,148,000)	(3,368,000)	28%

Net loss attributable to noncontrolling interests	1,688,000	1,125,000	563,000	50%

Net loss attributable to YOU On Demand shareholders	$(13,828,000)	$(11,023,000)	$(2,805,000)	25%

Deemed dividends on preferred stock	(924,000)	-	(924,000)	-

Net loss attributable to YOU on Demand common shareholders	$(14,752,000)	$(11,023,000)	$(3,729,000)

The information provided below represents pro forma amounts for 2011 to exclude the impact of Shandong Media, which was deconsolidated effective July 1, 2012 (see Note 11 to the audited financial statements included in this report for more information on the Deconsolidation of Shandong Media).

Revenues

Revenues for the year ended December 31, 2012, totaled $5,177,000, as compared to $4,875,000 for 2011. The increase in revenue of approximately $302,000, or 6%, is attributable to increased revenue from Jinan Broadband. Jinan Broadband’s revenue consisted primarily of sales to our PRC based internet consumers, cable modem consumers, business customers and other internet and cable services of $5,172,000, an increase of $320,000, or 7%, as compared to $4,852,000 during 2011. The increase is primarily related to an increase in sales to our business customers.

Gross (loss) Profit

Our gross (loss) profit for the year ended December 31, 2012 was $(677,000), as compared to $1,508,000 during 2011.  The decrease in gross (loss) profit of approximately $2,185,000, or 145%, is mainly due to the amortization of content costs related to our VOD business.

Gross (loss) profit as a percentage of revenue was (13)% for the year ended December 31, 2012, as compared to 30% during 2011. The decrease is mainly due to content acquisition costs related to our VOD business.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses for the year ended December 31, 2012, increased approximately $2,599,000 to $10,094,000, as compared to $7,495,000 for the year ended December 31, 2011.  The increase is mainly due to increased costs related to the development of our VOD business.

Salaries and personnel costs are the primary components of selling, general and administrative expenses. For the year ended December 31, 2012, salaries and personnel costs accounted for 56% of our selling, general and administrative expenses. For the year ended December 31, 2012, salaries and personnel costs totaled $5,566,000, an increase of $1,502,000, or 37%, as compared to $4,064,000 for the same period of 2011. The increase in our salaries and personnel costs increased because of the growth and development of our VOD business.

The other major components of our selling, general and administrative expenses include marketing and promotions, technology, rent and travel. For the year ended December 31, 2012, these costs totaled $2,447,000, an increase of $694,000, or 40% as compared to $1,753,000 in 2011.  The increase is mainly due to the growth and development of our VOD business.

Professional Fees

Professional fees are generally related to public company reporting and governance expenses as well as legal fees related to our VOD business. Our costs for professional fees decreased $765,000, or 36%, to $1,345,000 for the year ended December 31, 2012, from $2,110,000 during 2011.  Such decrease in professional fees was primarily due to increased legal fees in 2011during the early stages of development of our VOD business.

Depreciation and Amortization

Our depreciation expense decreased $438,000, or 18%, to $2,033,000 in the year ended December 31, 2012, from $2,471,000 during 2011, The decrease is due to certain equipment at Jinan Broadband being taken out of service due to changes in customer needs. As such, the Company ceased depreciating such equipment.

Our amortization expense increased $149,000, or 8%, to $1,992,000 in the year ended December 31, 2012, from $1,843,000 during 2011.  The increase is due to software, licenses and website development costs being recognized in 2012.

Impairment of Long-lived Assets

In 2012, we recorded an impairment charge of $840,000 related to our equipment assets at our Jinan Broadband subsidiary as discussed in Note 7 of our audited consolidated financial statements included in this report.

Right to Purchase Expense

FIL Investment Management (Hong Kong) Limited (“Fidelity”), a professional fiduciary for various accounts, had the right to purchase up to 5,625,000 shares of our common stock pursuant to the June 7, 2011 private placement. We recorded a charge of $44,000 for the year ended December 31, 2012, as compared to $194,000 for the same period of 2011, related to the valuation of this right to purchase.

Cost of Reset Provision

As a result of the negative clawback provisions included in our warrant agreements associated with our August 2012 private financings, we have reset the exercise price from $4.25 per share to $1.50 per share.  Accordingly, we valued the cost of this reset provision and recorded a charge to operations of $659,000 for the year ended December 31, 2012.

Change in Fair value of Warrant Liabilities

Our warrants are characterized as derivative liabilities to be re-measured at the end of every reporting period with the change in value reported in the statement of operations and, accordingly, we reported a gain of $647,000 for the year ended December 31, 2012.  The gain is primarily due to the decrease in our closing stock price.

Change in Fair Value of Contingent Consideration

Our contingent consideration related to our acquisition of Sinotop Hong Kong is classified as a liability because the earn-out securities do not meet the fixed-for-fixed criteria under ASC 815-40-15. Further, ASC 815-40-15 requires us to re-measure at the end of every reporting period with the change in value reported in the statement of operations and, accordingly, we reported a gain of approximately $1,313,000 and $3,000 for the years ended December 31, 2012 and 2011, respectively. The gain is primarily due to decreases in our closing stock price.

Loss on Investment Write-off

In 2011, we entered into a purchase agreement with “Shandong Fu Ren” whereby we were obligated to pay approximately $157,000 to acquire 51% ownership of Shanghai Tianduo.  We advanced approximately $47,000 in 2011.  Since we entered into the agreement in 2011, the direction of our company has changed and thus the value of the investment has diminished.  As such, as of December 31, 2012, we wrote-off the initial investment of $47,000 and accrued a liability of$47,000 as an expected settlement payment to terminate the agreement for a total of $95,000.  In addition, in connection with the investment we advanced funds in the form of a loan for $40,000 which we wrote-off and recorded as loss on uncollectible loan.

Gain on Deconsolidation of Shandong Media

Effective July 1, 2012, we deconsolidated our ownership in Shandong Media and recorded a gain of $141,814 as discussed in Note 11 of our audited consolidated financial statements included in this report.

Net Loss Attributable to Non-controlling Interest

49% of the operating loss of our Jinan Broadband subsidiary is allocated to Jinan Parent, the 49% co-owner of this business. During the year ended December 31, 2012, $1,278,000 of our operating losses from Jinan Broadband was allocated to Jinan Parent, as compared to $705,000 during the same period of 2011.

20% of the operating loss of our Zhong Hai Video joint venture is allocated to Hua Cheng, our 20% joint venture partner. During the year ended December 31, 2012, $399,000 of our operating loss from Zhong Hai Video was allocated to Hua Cheng, as compared to $420,000 during the same period of 2011.

Deemed Dividends on Preferred Stock

We recorded a beneficial conversion feature associated with the Series C Preferred Stock, which was limited to the proceeds allocated to them. Because the preferred stock is immediately convertible at the option of the holder, we recorded deemed dividends of $924,000 from the beneficial conversion feature associated with the issuance of the Series C Preferred Stock.

Liquidity and Capital Resources

As of December 31, 2012, we had cash and cash equivalents of approximately $4,381,000. Approximately $1,450,000 is held in our Chinese subsidiaries. The company has no plans to repatriate these funds. We had a working capital deficit at December 31, 2012, of approximately $5,983,000.

The following table provides a summary of our net cash flows from operating, investing, and financing activities.

	Year Ended
	December 31,	December 31,
	2012	2011
Net cash used in operating activities	$(10,601,000)	$(5,735,000)
Net cash used in investing activities	(1,240,000)	(3,295,000)
Net cash provided by financing activities	8,660,000	10,247,000
Effect of exchange rate changes on cash	43,000	(282,000)
Net (decrease) increase in cash and cash equivalents	(3,138,000)	935,000
Cash and cash equivalents at beginning of period	7,519,000	6,584,000
Cash and cash equivalents at end of period	4,381,000	7,519,000

Operating Activities

The increase in cash used in operating activities relates to corporate and operational costs incurred primarily in the development of our VOD business.

Investing Activities

Cash used in investing activities was used primarily for (i) additions to property and equipment of $954,000 and $2,547,000 in 2012 and 2011, respectively, and (ii) investments in intangibles of $273,000 and $443,000 in 2011 and 2012, respectively.

Financing activities

In 2012, the Company received a $3,000,000 loan from our Chairman and Chief Executive Officer, Mr. Shane McMahon.  Also in 2012, we received net proceeds of $5,660,000 from the sale of our equity securities as discussed in Notes 15 and 16 to the audited consolidated financial statements included in this report. For 2011, the amount consisted primarily of proceeds received from the sale of our equity securities from our June 2011 financings.

We anticipate that we will need to raise additional funds to fully implement our business model and related strategies. We believe we have the ability to raise funds by various methods including utilization of our $50 million shelf registration as well as other means of financing. The fact that we have incurred significant continuing losses and continue to rely on debt and equity financings to fund our operations to date, could raise substantial doubt about our ability to continue as a going concern. The audited consolidated financial statements included in this report have been prepared assuming that the Company will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty.  As of December 31, 2012 the Company has an accumulated operating loss of approximately $59 million.

Effects of Inflation

Inflation and changing prices have had an effect on our business and we expect that inflation or changing prices could materially affect our business in the foreseeable future. Our management will closely monitor the price change and make efforts to maintain effective cost control in operations.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Contractual Obligations

We have the following purchase obligations:

	Payments due by period
		Less than			More than 5
Contractual Obligations	Total	1 year	1-3 years	3-5 Years	years
Product costs	$7,344,000	$1,860,000	$5,484,000	$-	$-
Property leases	334,000	317,000	17,000	-	-
Equipment leases	198,000	198,000	-	-	-
Other	90,000	90,000	-	-	-
Total	$7,966,000	$2,465,000	$5,501,000	$-	$-

Seasonality

Our operating results and operating cash flows historically have not been subject to seasonal variations. This pattern may change, however, as a result of new market opportunities or new product introductions.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates, and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operations. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

•
Variable Interest Entities. We account for entities qualifying as VIEs in accordance with FASB Topic 810, Consolidation. VIEs are required to be consolidated by the primary beneficiary. The primary beneficiary is the entity that holds the majority of the beneficial interests in the variable interest entity. A VIE is an entity for which the primary beneficiary’s interest in the entity can change with changes in factors other than the amount of investment in the entity.

•
Revenue Recognition. Revenue is recorded as services are provided to customers. We generally recognize all revenue in the period in which the service is rendered, provided that persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collection is reasonably assured. We record deferred revenue for payments received from customers for the performance of future services and recognizes the associated revenue in the period that the services are performed.

•
Licensed Content.  The Company obtains content through content license agreements and revenue sharing agreements with studios and distributors. The license agreement may or may not be recognized in licensed content.  When the license fee is not known or reasonably determinable for a specific title, the title does not meet the criteria for recognition in licensed content in accordance with Financial Accounting Standards Boards (FASB) Accounting Standards Codification (ASC) Topic 920, Entertainment – Broadcasters. In the event, the license fee is not known or reasonably determinable for a specific title in content license agreements that do not specify the license fee per title, we expense as costs of revenues the greater of revenue sharing costs incurred through the end of the reporting period or the proportionate value of total minimum license fees expensed on a straight-line basis over the term of each license agreement. As the Company expenses license fees on a straight-line basis, it may result in deferred or prepaid license fees. Prepaid license fees are classified as an asset on the consolidated balance sheets as licensed content and deferred license fees are classified as a liability on the consolidated balance sheets as deferred license fees.

•
Intangible Assets and Goodwill. We account for intangible assets and goodwill, in accordance with ASC 350, Intangibles-Goodwill and Other. ASC 350 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be evaluated for impairment at least annually. ASC 350 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives and reviewed for impairment whenever events indicate the carrying amount may not be recoverable. In accordance with ASC 350, goodwill is allocated to reporting units, which are either the operating segment or one reporting level below the operating segment. On an annual basis, we review goodwill for impairment by first assessing qualitative factors to determine whether the existence of events or circumstances makes it more likely than not that the fair value of a reporting unit is less than its carrying amount. If we determine that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, goodwill is further tested for impairment by comparing the carrying value to the estimated fair value of its reporting units, determined using externally quoted prices (if available) or a discounted cash flow model and, when deemed necessary, a market approach.

•
Foreign Currency Translation. The businesses of our operating subsidiaries are currently conducted in and from China in Renminbi. The Company makes no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The Chinese government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. The Company uses the U.S. dollar as its reporting and functional currency. Translation adjustments are reported as other comprehensive income or expenses and accumulated as other comprehensive income in the equity section of the balance sheet. Financial information is translated into U.S. dollars at prevailing or current rates respectively, except for revenues and expenses which are translated at average current rates during the reporting period. Exchange gains and losses resulting from retained profits are reported as a separate component of stockholders’ equity.

•
Business Combinations. We account for acquisitions according to ASC 805, Business Combinations. ASC 805 requires that upon initially obtaining control, an acquirer should recognize 100% of the fair values of acquired assets, including goodwill and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100% of its target. Additionally, contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration and transaction costs will be expensed as incurred. This statement also modifies the recognition for pre-acquisition contingencies, such as environmental or legal issues, restructuring plans and acquired research and development value in purchase accounting. This statement amends ASC 740-10, Income Taxes, to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding beneficial ownership of our common stock as of March 31, 2013 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of YOU On Demand Holdings, Inc., 27 Union Square West, Suite 502, New York, New York, 10003.

		Shares Beneficially Owned(1)
		Common Stock(2)			Series A Preferred Stock(3)			Series C Preferred Stock(4)			% Total Voting Power(5)

Name and Address of Beneficial Owner	Office, If Any	Shares		% of Class	Shares		% of Class	Shares		% of Class
Directors and Officers
Shane McMahon	Chairman and CEO	2,680,834	(6)	17.6%	7,000,000	(6)	100%	0		*	49.0%	%
Marc Urbach	President and CFO	277,445	(7)	1.8%	0		*	0		*	*	%
Weicheng Liu	China CEO and Director	2,141,466	(8)	14.2%	0		*	0		*	8.8%
James Cassano	Director	15,667	(9)	* %	0		*	0		*	*	%
Michael Birkin	Director	5,000		* %	0		*	0		*	*	%
Michael Jackson	Director	5,000		* %	0		*	0		*	*	%
All officers and directors as a group (6 persons named above)		5,125,412		32.5%	7,000,000		100%	0		*	57.6%
5% Security Holders
Shane McMahon	Chairman and CEO	2,680,834	(6)	17.6%	7,000,000	(6)	100%	0		*	49.0%	%
Weicheng Liu	China CEO and Director	2,141,466	(8)	14.2%	0		*	0		*	8.8%
Steven Oliveira 18 Fieldstone Ct. New City, NY 10956		250,000	(10)	1.7%	0		*	250,000	(10)	100%	*	%
FMR LLC 82 Devonshire St. Boston, MA 02109		1,334,402	(11)	8.90%	0		*	0		*	5.5%
* Less than 1%

(1)
Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to our ordinary shares. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(2)	Based on 14,819,691 shares of Common Stock issued and outstanding as of March 31, 2013.

(3)
Based on 7,000,000 shares of Series A Preferred Stock issued and outstanding as of March 31, 2013.  Each share of Series A Preferred Stock is convertible, at any time at the option of the holder, into shares of Common Stock on a ten-to-one basis (and thereafter adjusted to reflect the Company’s February 9, 2012 1-for-75 reverse stock split).  Holders of Series A Preferred Stock vote with the holders of Common Stock on all matters and are entitled to ten (10) votes for each one (1) share of Common Stock that is issuable upon conversion of a share of Series A Preferred Stock (meaning that holders of Series A Preferred Stock are currently entitled to 100 votes per share).

(4)
Based on 250,000 shares of Series C Preferred Stock issued and outstanding as of March 31, 2013.  Each share of Series B Preferred Stock is convertible, at the holder’s option, into one share of Common Stock; provided, however, that the holder of Series B Preferred Stock may not convert the Series B Preferred Stock into Common Stock to the extent that such holder would beneficially own in excess of 9.99% of the number of shares of Common Stock of the Company outstanding immediately after giving effect to such conversion.  The holder of Series B Preferred Stock may waive the restriction on the conversion of the Series B Shares into Common Stock upon 61 days’ notice to the Company.  In addition, the holders of Series B Preferred Stock are not entitled to vote on matters submitted to a vote of the shareholders of the Company.

(5)	Represents total voting power with respect to all shares of our Common Stock and Series A Preferred Stock.

(6)	Includes 366,667 shares underlying options exercisable within 60 days at $3.00 per share, and 14,167 shares underlying options exercisable within 60 days at $4.50 per share

(7)
Includes 1,333 shares underlying options exercisable within 60 days at $75.00 per share, 266,667 shares underlying options exercisable within 60 days at $3.00 per share, and 6,667 shares underlying options exercisable within 60 days at $4.50 per share.

(8)	Includes 266,667 shares underlying options exercisable within 60 days at $3.75 per share and 14,167 shares underlying options exercisable within 60 days at $4.50 per share.

(9)	Includes 667 shares underlying options exercisable within 60 days at $33.75 per share, and 10,000 shares underlying options exercisable within 60 days at $3.00 per share.

(10)
Includes 250,000 shares of Common Stock underlying warrants which are exercisable within 60 days.  Mr. Steven Oliveira is the sole member of Oliveira Capital, LLC and has voting and dispositive over securities owned by Oliveira Capital, LLC. See Note 4 above with respect to Shares of Series C Preferred Stock and the restrictions on conversion thereof.

(11)
Includes 175,000 shares of Common Stock underlying warrants which are exercisable within 60 days.  FMR LLC carries out the voting of the shares under written guidelines established by the Boards of Trustees of the funds over which FMR LLC is deemed to have beneficial ownership.

FINANCIAL STATEMENTS

The full text of our audited consolidated financial statements as of December 31, 2012 and 2011 begins on page F-1 of this information statement.

OTHER INFORMATION

For more detailed information about us and other information about the business and operations of our Company, you may refer to our Annual Report on Form 10-K filed on April 5, 2013, which is hereby incorporated herein by reference.  Copies of these documents are available on the SEC’s EDGAR database at www.sec.gov. Copies may also be obtained by written or oral request made to the address and telephone number specified above.

YOU On Demand Holdings, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
December 31, 2012 and 2011

	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$4,381,043	$7,519,574
Marketable equity securities, available for sale	2,229	2,229
Accounts receivable, net	382	399,791
Inventories, net	384,088	413,562
Licensed content, current	681,457	150,325
Prepaid expenses	423,779	438,712
Loan receivable from related party	-	316,660
Amounts due from shareholders	-	414,743
Amount due from non-controlling interest	-	1,572,699
Other current assets	135,606	340,175
Total current assets	6,008,584	11,568,470

Property and equipment, net	4,098,594	5,099,050
Licensed content, noncurrent	530,367	450,975
Intangible assets, net	5,059,188	7,149,748
Goodwill	6,105,478	6,105,478
Investment in unconsolidated entities	655,834	582,652
Other assets	-	101,031
Total assets	$22,458,045	$31,057,404

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,130,507	$3,298,041
Accrued expenses and liabilities	2,456,542	862,473
Deferred revenue	2,091,788	1,856,674
Payable to Jinan Parent	144,592	143,286
Other current liabilities	920,888	543,163
Contingent purchase price consideration liability, current	368,628	1,091,571
Convertible promissory note	3,000,000	-
Warrant liabilities	878,380	-
Total current liabilities	11,991,325	7,795,208

Other long-term payable	-	76,670
Deferred license fees, noncurrent	460,547	-
Contingent purchase price consideration liability	368,628	2,267,518
Deferred tax and uncertain tax position liabilities	305,849	810,616
Total liabilities	13,126,349	10,950,012
Commitments and Contingencies

Convertible reedeemable preferred stock, $.001 par value; 50,000,000 shares authorized
Series A - 7,000,000 shares issued and outstanding, liquidation preference of $3,500,000 at December 31, 2012 and 2011, respectively	1,261,995	1,261,995
Series B - 7,866,800 and 10,266,825 shares issued and outstanding, liquidation preference of $3,933,400 and $5,133,400 at December 31, 2012 and 2011, respectively	3,223,575	3,950,358
Series C - 250,000 and 0 shares issued and outstanding, liquidation preference of $1,000,000 and $0 at December 31, 2012 and 2011, respectively	627,868	-

Equity:

Common stock, $.001 par value; 1,500,000,000 shares authorized, 13,742,394 and 10,467,400 issued at December 31, 2012 and 2011, respectively	13,742	10,467
Additional paid-in capital	62,388,502	54,505,825
Accumulated deficit	(58,841,664)	(43,704,225)
Accumulated other comprehensive income	604,632	468,471
Total YOU On Demand equity	4,165,212	11,280,538
Noncontrolling interests	53,046	3,614,501

Total equity	4,218,258	14,895,039

Total liabilities and equity	$22,458,045	$31,057,404

See notes to consolidated financial statements.

YOU On Demand Holdings, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2012 and 2011

	2012	2011

Revenue	$6,873,230	$7,868,175
Cost of revenue	7,083,517	5,525,625
Gross (loss) profit	(210,287)	2,342,550

Operating expense:
Selling, general and administrative expenses	10,811,548	8,801,085
Professional fees	1,344,653	2,114,942
Depreciation and amortization	4,082,936	4,423,760
Impairment of long-lived assets	840,000	244,861
Total operating expense	17,079,137	15,584,648

Loss from operations	(17,289,424)	(13,242,098)

Interest & other income / (expense)
Interest income	8,636	10,574
Interest expense	(78,953)	(1,764)
Stock purchase right	(43,748)	(194,321)
Cost of reset provision	(658,719)	-
Change in fair value of warrant liabilities and modification to certain warrants	647,302	-
Change in fair value of contingent consideration	1,313,443	3,016
Gain (loss) on investment in unconsolidated entities	67,675	(14,371)
Loss on investment write-off	(95,350)	-
Loss on write-off of uncollectible loans	(513,427)	-
Gain on deconsolidation of Shandong Media	141,814	-
Gain on disposal of AdNet	-	470,041
Other	(139,739)	(42,849)

Net loss before income taxes and noncontrolling interest	(16,640,490)	(13,011,772)

Income tax benefit	353,085	369,707

Net loss	(16,287,405)	(12,642,065)

Plus: Net loss attributable to noncontrolling interests	2,074,098	1,372,164

Net loss attributable to YOU On Demand shareholders	$(14,213,307)	$(11,269,901)
Deemed dividends on preferred stock	(924,132)	-

Net loss attributable to YOU on Demand common shareholders	$(15,137,439)	$(11,269,901)

Net loss per share
Basic	$(1.36)	$(1.15)
Diluted	$(1.36)	$(1.15)

Weighted average shares outstanding
Basic	11,099,746	9,759,430
Diluted	11,099,746	9,759,430

See notes to consolidated financial statements.

YOU On Demand Holdings, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	2012	2011
Net loss	$(16,287,405)	$(12,642,065)
Other comprehensive (loss) income:
Foreign currency translation adjustments	136,161	379,472
Unrealized losses on available for sale securities	-	(7,204)
Less: Comprehensive loss attributable to non-controlling interest	1,969,294	1,221,384
Comprehensive loss attributable to YOU On Demand shareholders	$(14,181,950)	$(11,048,413)

See notes to consolidated financial statements.

YOU On Demand Holdings, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EQUITY
For the Years Ended December 31, 2012 and 2011

					Accumulated	YOU On
			Additional		Other	Demand
	Common	Par	Paid-in	Accumulated	Comprehensive	Shareholders'	Noncontrolling	Total
	Shares	Value	Capital	Deficit	Income	Equity	Interest	Equity

Balance January 1, 2011	8,810,250	$8,810	$42,907,048	$(32,434,324)	$246,983	$10,728,517	$4,684,126	$15,412,643

Common shares issued for services	2,667	3	9,997	-	-	10,000	-	10,000

Warrants issued for service	-	-	24,816	-	-	24,816	-	24,816

Stock option compensation expense	-	-	599,196	-	-	599,196	-	599,196

Stock purchase right	-	-	194,321	-	-	194,321	-	194,321

Stock warrants issued pursuant to licensed content	-	-	676,462	-	-	676,462	-	676,462

Common shares issued for cash	1,654,213	1,654	10,916,152	-	-	10,917,806	-	10,917,806

Issuance costs related to the issuance of common shares	-	-	(822,167)	-	-	(822,167)	-	(822,167)

Contribution from noncontrolling interest	-	-	-	-	-	-	151,759	151,759

Share adjustment for round lot holders in connection with 75-for-1 reverse split	270	-	-	-	-	-	-	-

Net loss attributable to YOU On Demand shareholders	-	-	-	(11,269,901)	-	(11,269,901)	(1,372,164)	(12,642,065)

Foreign currency translation adjustments	-	-	-	-	228,692	228,692	150,780	379,472

Unrealized losses on marketable securities	-	-	-	-	(7,204)	(7,204)	-	(7,204)

Balance December 31, 2011	10,467,400	$10,467	$54,505,825	$(43,704,225)	$468,471	$11,280,538	$3,614,501	$14,895,039

Warrants issued for services	-	-	38,604	-	-	38,604	-	38,604

Common shares issued for services	181,617	182	571,682	-	-	571,864	-	571,864

Stock option compensation expense	-	-	766,149	-	-	766,149	-	766,149

Stock purchase right	-	-	43,748	-	-	43,748	-	43,748

Conversion of Series B preferred shares into common	320,000	320	726,463	-	-	726,783	-	726,783

Common shares and options issued for Sinotop acquisition earnout	245,274	245	1,308,145	-	-	1,308,390	-	1,308,390

Common shares and warrants issued for cash in connection with August 2012 private placement	646,250	646	2,287,895	-	-	2,288,541	-	2,288,541

Issuance costs in connection with August 2012 private placement	80,813	81	(633,746)	-	-	(633,665)	-	(633,665)

Common shares issued for cash in connection with December 2012 retail financing	1,800,000	1,800	2,698,200	-	-	2,700,000	-	2,700,000

Issuance costs in connection with December 2012 retail financing	-	-	(506,262)	-	-	(506,262)	-	(506,262)

Beneficial conversion feature due to modification of Series C preferred stock	-	-	581,800	-	-	581,800	-	581,800

Deconsolidation of Shandong Media	-	-	-	-	-	-	(497,383)	(497,383)

Reduction of registered capital for Zhong Hai Video	-	-	-	-	-	-	(1,094,778)	(1,094,778)

Issuance of shares in connection with exercise of options	324	-	-	-	-	-	-	-

Share adjustment for round lot holders in connection with 75-for-1 reverse split	716	1	(1)	-	-	-	-	-

Net loss	-	-	-	$(15,137,439)	-	(15,137,439)	(2,074,098)	(17,211,537)

Foreign currency translation adjustments	-	-	-	-	136,161	136,161	104,804	240,965

Balance, December 31, 2012	13,742,394	$13,742	$62,388,502	$(58,841,664)	$604,632	$4,165,212	$53,046	$4,218,258

See notes to consolidated financial statements.

YOU On Demand Holdings, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2012 and 2011

	2012	2011
Cash flows from operating activities:
Net loss	$(16,287,405)	$(12,642,065)
Adjustments to reconcile net loss to net cash used in operating activities
Stock compensation expense	1,376,617	634,012
Depreciation and amortization	4,082,936	4,423,760
Amortization of licensed content	150,324	75,162
Deferred income tax	(353,085)	(369,707)
(Gain) loss on investment in unconsolidated entities	(67,675)	14,371
Loss on investment write-off	47,675	-
Provision for bad debt expense	163,076	52,429
Change in fair value of warrant liabilities	(647,302)	-
Change in fair value of contingent purchase price consideration liability	(1,313,443)	(3,016)
Value of right to purchase shares	43,748	194,321
Cost of reset provision	658,719	-
Gain on deconsolidation of Shandong Media, net of cash	(334,589)	-
Impairment charge for Jinan Broadband equipment	840,000	-
Impairment charge for Sinotop equipment	-	32,681
Impairment charge to AdNet assets, net of cash	-	209,497
Gain on deconsolidation of AdNet	-	(470,041)
Loss on uncollectible shareholder loan and related party loan	473,698	-
Loss on uncollectible loan to Shanghai Tianduo	39,729	-
Other	7,996	-
Change in assets and liabilities,
Accounts receivable	(182,094)	(207,358)
Inventory	34,093	33,990
Licensed content	(797,987)	-
Prepaid expenses and other assets	(164,046)	628,805
Accounts payable	(29,787)	1,556,689
Accrued expenses and liabilities	693,360	41,206
Deferred revenue	317,414	212,220
Deferred license fee	462,966	76,670
Other current liabilities	26,550	(221,462)
Other	157,687	(7,203)
Net cash used in operating activities	(10,600,825)	(5,735,039)

Cash flows from investing activities:
Acquisition of property and equipment	(953,636)	(2,547,120)
Investments in intangibles	(272,643)	(442,702)
Leasehold improvements	(10,754)	-
Advances to Shandong Media shareholders	(32,771)	(219,755)
Repayments from Shandong Media shareholders	29,663	-
Investment in unconsolidated entity	-	(46,411)
Loan to Shanghai Tianduo	-	(38,677)
Net cash used in investing activities	(1,240,141)	(3,294,665)

Cash flows from financing activities
Proceeds from sale of equity securities	6,285,000	10,917,806
Proceeds from issuance of convertible note	3,000,000	-
Costs associated with August 2012 financing and share issuances	(118,906)	(822,167)
Costs associated with December 2012 financing and share issuances	(506,262)	-
Capital contribution from Jinan Parent	-	151,759
Net cash provided by financing activities	8,659,832	10,247,398

Effect of exchange rate changes on cash	42,603	(282,516)

Net (decrease) increase in cash and cash equivalents	(3,138,531)	935,178
Cash and cash equivalents at beginning of period	7,519,574	6,584,396

Cash and cash equivalents at end of period	$4,381,043	$7,519,574

Supplemental Cash Flow Information:

Cash paid for taxes	$-	$-
Cash paid for interest	$78,953	$1,764
Software contributed in lieu of issued capital included in intangibles	$398,183	$-
Value of shares and warrants issued in connection with August 2012 private financing	$2,639,640	$-
Value of shares and options issued for Sinotop contingent consideration earnout	$1,308,391	$-
Value of common stock issued from conversion of Preferred Series B shares	$726,783	$-
Value of warrants issued for licensed content	$-	$676,462
Property and equipment included in accrued expenses	$-	$192,791
Intangible assets inlcuded in accounts payable	$-	$210,000

See notes to consolidated financial statements.